UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2013

OCEANFIRST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-11713	22-3412577
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

975 HOOPER AVENUE, TOMS RIVER, NEW JERSEY 08753

(Address of principal executive offices, including zip code)

(732) 240-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 27, 2013, OceanFirst Financial Corp. (the “Company”) announced that Christopher D. Maher joined the Company and OceanFirst Bank (the “Bank”) as President and Chief Operating Officer. Mr. Maher commenced service to the Company and the Bank on March 25, 2013.

On February 22, 2013, Mr. Maher entered into an employment agreement with each of the Company and the Bank. Mr. Maher’s employment agreement with the Company provided for the parties to enter into, within 90 days of the Effective Date, a Supplemental Executive Retirement Plan Agreement (the “SERP Agreement”). On June 18, 2013, Mr. Maher entered into the SERP Agreement with the Bank. The following is a summary of the terms of the SERP Agreement, which is attached as Exhibit 10.32 and this summary is qualified by reference to and the defined terms of the SERP Agreement.

The SERP Agreement provides for the Bank to establish an Account Balance on its books and to credit the applicable Annual Credit Amount set forth on Schedule A to the SERP Agreement. The Account Balance will be credited within 60 days after the end of each Plan Year of Mr. Maher’s employment with the Bank, prior to his 65th birthday. The sum of the Account Balance plus any applicable Credit Amount due will be paid in full upon the earlier of March 15, 2032, his resignation for Good Reason or his Termination without Cause. If Mr. Maher’s employment terminates for Cause prior to his 65th birthday, no payment shall be made under the SERP Agreement. If he resigns without Good Reason, Mr. Maher shall be paid the Account Balance, less contributions for the preceding five years and less any earnings on those forfeited contributions. There is also provision for payment in the event of a Change of Control prior to Mr. Maher’s 65th birthday. If Mr. Maher dies during employment with the Bank prior to his 65th birthday, his beneficiary will receive the sum of the Account Balance, including credit for the Plan Year of his death, payable no later than March 15 of the following year.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	EXHIBITS

	10.32	Supplemental Executive Retirement Account Agreement between Christopher D. Maher and OceanFirst Bank dated June 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANFIRST FINANCIAL CORP.

/s/ Michael Fitzpatrick
Michael Fitzpatrick
Executive Vice President and
Chief Financial Officer

Dated: June 20, 2013